SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (date of earliest event reported):   September 20, 2010

TARA MINERALS CORP.

(Name of Small Business Issuer in its charter)

               Nevada

          None

     20-5000381

(State of incorporation)

(Commission File No.)

  (IRS Employer

 Identification No.)

2162 Acorn Court

 Wheaton, IL 60189

 (Address of principal executive offices, including Zip Code)

Registrant’s telephone number, including area code:     (630)-462-2079

 N/A

 (Former name or former address if changed since last report)

Check appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below)

[ ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-14(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01

Other Events

On September 13, 2010, Tara Gold Resources Corp. announced that it had entered into a tentative agreement with Tara Minerals Corp. whereas Tara Minerals would acquire all of the common shares of Tara Gold by exchanging one (1) Tara Minerals share for two (2) Tara Gold shares.  In an effort to avoid any conflicts due to common directors, the transaction will require the approval of non-affiliate shareholders owning a majority of the outstanding shares of Tara Minerals and Tara Gold.

On September 20, 2010 Chris Columbo filed a lawsuit in the District Court for Carson City Nevada, against Tara Gold, Tara Gold’s officers and directors, and Tara Minerals.  The essence of the lawsuit is to obtain the fairest price for Tara Gold, whether from Tara Minerals or a third party.

Tara Minerals believes Mr. Columbo’s lawsuit is premature since, as noted in the September 13, 2010 press release, the transaction is tentative and is subject to the approval of the shareholders of Tara Gold who are not officers or directors of Tara Gold. No binding agreement between Tara Gold and Tara Minerals has been signed.

The directors of Tara Gold are well aware of their duties to the shareholders of Tara Gold and will make every effort to obtain the best price for of Tara Gold. To that end, Tara Gold welcomes, and will consider, any legitimate offer for Tara Gold.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:   October 13, 2010

TARA MINERALS CORP.

By:  /s/ Francis R. Biscan Jr.

Francis R. Biscan, Jr., President

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